Exhibit (b)(v)

As of [__], 20__

Citibank, N.A. - ADR Department
388 Greenwich Street
New York, New York 10013

[Names of Transaction Counterparties]

[Addresses]

Alibaba Group Holding Limited
c/o Alibaba Group Services Limited
26/F Tower One
Times Square
1 Matheson Street
Causeway Bay, Hong Kong

Delegending Agreement

Ladies and Gentlemen:

[Name] (the “Shareholder”) has entered into:

(i)	[List of Transaction Documents and Transaction Counterparties] relating to ordinary shares, par value USD 0.000003125 per ordinary share (the “Ordinary Shares”), of Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”); and

(ii)	[_____] (such documents, the “Transaction Documents”, the transactions contemplated by the Transaction Documents, the “Transactions”, and the Shares subject to the Transaction Documents and the Transactions, the “Subject Ordinary Shares”).

In connection with the entry into the Transactions, [____] (the “Registrar”), the Company, [__________], and the Shareholder have entered into a Deed of Understanding re Register of Members of the Company dated on or about the date hereof (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Deed of Understanding”) setting forth, inter alia, the procedures to effect the re-registration of the Subject Ordinary Shares on the register of members of the Company (the “Register”) in connection with the Transactions and confirming the Company’s consent to such re-registrations.

The purpose and intent of this Delegending Agreement (as amended, restated, supplemented or otherwise modified in writing from time to time, this “Agreement”) is to facilitate the transfer and re-registration, from time to time, of the Subject Ordinary Shares on the Register, free of any restrictive legend, from the name of Shareholder into the name of [_________], as applicable. Furthermore, the parties wish to acknowledge procedures for the deposit, from time to time, of all or a portion of such Subject Ordinary Shares with Citibank, N.A., as depositary (the “Depositary”) for the Company’s American Depositary Shares (the “ADSs”), each ADS representing eight Ordinary Shares, and the issuance by the Depositary of freely tradeable ADSs to [_______] under the conditions contemplated in the relevant Transaction Documents (the “ADS Conversion Conditions”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.            Transfer and Registration of Subject Ordinary Shares.

(I) On or prior to the date hereof:

(a)	the Shareholder shall, in accordance with the Deed of Understanding, deliver to the Registrar:

A.	a share transfer certificate in the form attached to the Deed of Understanding as Schedule [2] (a “Transfer Instruction”) to effect a change of registration of the Subject Ordinary Shares on the Register from the name of the Shareholder to the name of [___]; and

(b)	upon receipt of an opinion of [_____] in the form of Exhibit A hereto or [____] in form and substance reasonably satisfactory to each of the Company, the Depositary, the Shareholder and [_________], as applicable, with respect to the applicable Subject Ordinary Shares referred to above, the Company shall be deemed to consent to such transfer of such Subject Ordinary Shares and the removal of any restrictive legend pursuant to the Deed of Understanding.

(II) In the event that:

(a)	[Transaction Conditions] (the “ADS Conversion Conditions”).

(III) If, as determined by [_____], the ADS Conversion Conditions are satisfied and [_____] elects to deposit, from time to time, all or a portion of the Subject Ordinary Shares, as applicable, with the Depositary in accordance with Section 5(b) or 6(a) below, as applicable, then:

(a)	[____], as applicable, shall deliver (i) to the Registrar a Transfer Instruction to effect the re-registration of such Subject Ordinary Shares from the name of [_____] to the name of Citi (Nominees) Limited, the nominee (the “Nominee”) for Citibank, N.A. - Hong Kong Branch, the custodian appointed by the Depositary (the “Custodian”), with a copy to the Custodian, the Depositary and the Company, and (ii) to the Depositary a Deposit Certification and Delivery Instruction in the form of Exhibit B attached hereto (the “Deposit Certification”);

(b)	the Company shall be deemed to consent to such transfer pursuant to the Deed of Understanding and hereby consents to the issuance of the corresponding ADSs; and

(c)	the Depositary shall, subject to the terms of the Deposit Agreement (as defined below), including Section 2.8(b) thereunder and the terms of this Agreement, including Section 14 hereof, upon receipt of each of (i) a copy of the Transfer Instruction, (ii) the Deposit Certification, (iii) the ADS issuance fee of USD 0.05 per ADS, (iv) an opinion of [______], (v) an opinion of Cayman Islands counsel to [_____], substantially in the forms of Exhibit E attached hereto with respect to the applicable Subject Ordinary Shares (each as may be updated as reasonably necessary to account for any changes in law), and in each case addressed to the Depositary, and (vi) confirmation from the Custodian that the applicable Subject Ordinary Shares have been duly deposited by [_______] issue the ADSs corresponding to such applicable Subject Ordinary Shares in accordance with the Deposit Certification.

2.            Representations and Warranties of the Parties. Each of the parties hereto represents and warrants solely as to itself and as of the date hereof that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)	it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)	such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.           Representations and Warranties of the Company. The Company represents and warrants as of the date hereof that:

(a)	(i) the Subject Ordinary Shares have been duly authorized, were validly issued, and are fully paid and non-assessable, (ii) the Subject Ordinary Shares rank pari passu in all respects, and are fully fungible (other than with respect to restrictions on transfer under applicable securities laws), with the Ordinary Shares presently registered in the name of the Depositary’s Custodian (or its nominee) under the Deposit Agreement (as defined below), (iii) the Subject Ordinary Shares have not been stripped of any rights or entitlements by the Company, and will not be stripped of any rights or entitlements by the Company prior to, or upon, deposit registration in the name of the Depositary’s Custodian (or its nominee), (iv) the Subject Ordinary Shares are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim in favor of the Company, and (v) all statutory pre-emptive rights, if any, in favor of the Company with respect to the Subject Ordinary Shares have been validly waived or exercised;

(b)	at any time that, upon satisfaction of the ADS Conversion Conditions as determined by [_____], as applicable, deposits any Subject Ordinary Shares with the Depositary in accordance with Section 5(b) or 6(a) below, as applicable, the Company agrees that the Custodian shall hold such Subject Ordinary Shares (and the security entitlements with respect thereto), absolutely free from any lien, encumbrance, security interest, charge, mortgage or adverse claim in favor of the Company, and the Company shall have no claim with respect to such Subject Ordinary Shares (or such security entitlements), and the Company hereby waives any right of redemption, stay or appraisal with respect thereto;

(c)	the Company has, as of the date hereof and during the 12 months before the date hereof, complied with the reporting requirements contained in paragraph (c)(1) of Rule 144 under the United States Securities Act of 1933 (the “Securities Act” and “Rule 144”, respectively);

(d)	the Company shall cause the Depositary to keep in reserve from the current Registration Statements on Form F-6 for the Company’s ADS program a sufficient number of ADSs to cover any issuance hereunder of ADSs representing the Subject Ordinary Shares following satisfaction of the ADS Conversion Conditions and, if applicable, shall cause additional ADSs to be registered under a new Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission to cover such issuances;

(e)	other than the requirements set forth in this Agreement and the Deed of Understanding (including, without limitation, the delivery of a Transfer Instruction): (i) there shall be no conditions or requirements imposed by the Company (nor a director of the Company) for the registration of any transferee in connection with any transfer of any Subject Ordinary Shares and (ii) neither the Company (nor any director of the Company) shall request or require any document, thing or object from any holder of any Subject Ordinary Shares as evidence of that holder’s right to make a transfer of those shares or request or require any fee or other sum be paid to the Company in respect of such transfer; and

(f)	any authorization, entitlement or instructions given to the Registrar under the Deed of Understanding (including, without limitation, for the registration of any transfer of Subject Ordinary Shares) is irrevocable and the Company shall not amend, waive and/or revoke the same without the consent of all other parties to this Agreement.

4.          Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants as of the date hereof that:

(a)	at any time that, upon satisfaction of the ADS Conversion Conditions, [___] deposits any Subject Ordinary Shares with the Depositary in accordance with Section [5(b) or 6(a)] below, as applicable, Shareholder agrees that the Custodian shall hold such Subject Ordinary Shares (and the security entitlements with respect thereto), absolutely free from any lien, encumbrance, security interest, charge, mortgage or adverse claim and the Shareholder shall have no further claim with respect to such Subject Ordinary Shares (or such security entitlements), and the Shareholder hereby waives all right of redemption, stay or appraisal with respect thereto;

(b)	assuming the truth of the representations and warranties made by [____] set forth in this Agreement and the truth of the [____] representations and warranties in letters of representations delivered to [_____] concurrently with the opinions referenced in Section [_____] above, and assuming compliance by the [___] with Section [5(a)] below, the Subject Ordinary Shares, and any ADSs issuable upon deposit of such Subject Ordinary Shares, will not be Restricted Securities (as defined in the Deposit Agreement dated as of September 24, 2014, as amended and supplemented from time to time (the “Deposit Agreement”), by and among the Company, the Depositary, and the holders and beneficial owners of ADSs issued thereunder); and

(c)	the Shareholder shall pay any Taxes (as hereafter defined) imposed by any governmental authority for which the Shareholder is liable that arise from (x) the Transactions, (y) the execution, delivery or registration of, or otherwise with respect to, this Agreement and the Transaction Documents, or (z) the Shareholder’s obligations hereunder or thereunder.

5.            Representations and Warranties of [____]. [__] hereby represents and warrants as of the date hereof, that:

(a)	[_____] will promptly introduce into the public market a number of ADSs corresponding to the number of Subject Ordinary Shares, in each case in compliance with paragraphs (f) and (g) of Rule 144 (each of them, the “Maximum Number of ADSs”); provided that if the Broker does not introduce into the public market a number of ADSs equal to the relevant Maximum Number of ADSs by [____], then no later than one New York business day following [_____], it shall provide notice to the relevant parties hereto of [____]; provided that, if any Ordinary Shares have been converted into ADSs by [_____] prior to such notice, such ADSs shall be promptly re-converted into Ordinary Shares by [____], as the case may be; and

(b)	at any time that, upon satisfaction of the ADS Conversion Conditions, [___] deposits any of its Subject Ordinary Shares with the Custodian by satisfying the requirements of Section [1(III)(a)] above, [__] shall be deemed to represent and warrant to the Depositary on the applicable Deposit Completion Date that:

A.	it is duly authorized to make such deposit; and

B.	the Custodian shall hold such Subject Ordinary Shares and the security entitlements with respect thereto absolutely free from any lien, encumbrance, security interest, charge, mortgage or adverse claim in favor of such entity and it shall have no further claim with respect to such Subject Ordinary Shares or such security entitlements (other than the right to receive Ordinary Shares upon presentation of ADSs for cancellation to the Depositary), and it waives all right of redemption, stay or appraisal with respect thereto.

(c)	It shall pay any Taxes (as hereafter defined) imposed by any governmental authority, for which it is liable, that arise from (x) the Transactions to which it is a party, (y) its execution, delivery or registration of, or otherwise with respect to, this Agreement and the Transaction Documents to which it is a party, or (z) its obligations hereunder or thereunder. The foregoing shall not impair or prejudice (x) its ability to contest the imposition of such Taxes with the appropriate tax authorities (provided upon resolution of such contest, it shall pay such Taxes if still owed) and (y) its indemnity, netting or similar rights (e.g., vis-à-vis the Shareholder) with respect to such Taxes as contemplated by the Transaction Documents to which it is a party. It will promptly furnish to the Depositary the original or a certified copy of a receipt evidencing payment thereof, or other documentation reasonably acceptable to Depositary, as it pertains to Taxes that relate to rights or obligations of, or payments to, the Depositary in connection with the delegending and related transactions contemplated hereunder.

6.            Resolutions and Incumbency Certificates. On or prior to the date hereof:

(a)	the Shareholder shall have delivered to the Depositary resolutions of its board of directors (or similar governing body) authorizing the execution of this Agreement; and

(b)	each of [___] shall have delivered to the Depositary an incumbency certificate for the person(s) authorized to execute this Agreement on its behalf.

7.            Depositary Fees and Expenses. [___].

8.            Indemnification.

(a)	Each of the Company and the Depositary acknowledges and agrees that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acceptance of Subject Ordinary Shares for deposit, the issuance of the ADSs corresponding thereto, and any withdrawal of such Subject Ordinary Shares, in each case upon the terms set forth herein, as well as to any other acts performed or omitted by the Depositary as contemplated by this Agreement.

(b)	The Shareholder agrees to indemnify and hold harmless the Depositary, the Custodian and any of their respective directors, officers, employees, agents and affiliates against, and hold each of them harmless from, any direct loss, liability, tax, charge or expense of any kind whatsoever (including, but not limited to, the reasonable fees and expenses of counsel) arising from a breach of any of the representations and warranties in Section 4 hereunder.

(c)	The Shareholder further agrees to indemnify and hold harmless the Depositary and the Custodian for (i) any Tax (as hereafter defined) that may be imposed on the Depositary and/or the Custodian by any tax authority, including but not limited to, Tax liability under [__________] or PRC Tax law, including, without limitation Bulletin 7 (as hereafter defined) and any similar PRC Tax law or regulation on indirect transfers of property, whether or not such Taxes were correctly or legally asserted, and (ii) expenses that result from the imposition of a Tax (including but not limited to reasonable fees and expenses of counsel) that the Depositary may incur, in each case, in connection with this Agreement, the Transactions and the Transaction Documents (including without limitation, any offer, issuance, sale, resale, transfer, pledge, deposit or withdrawal of ADRs, ADSs, Shares, or other Deposited Securities) or the appeal of any assessment of such a Tax. Such Taxes and other indemnity and hold harmless payments shall be paid within 30 days of the Depositary’s or the Custodian’s request therefor once Depositary or Custodian have furnished the original or certified copy of a receipt evidencing payment of such Taxes.

Because the Depositary and the Custodian are not withholding agents for the purposes of PRC Bulletin 7 with respect to any of the Transactions contemplated by this Agreement, the Transactions and the Transaction Documents, the Depositary and the Custodian shall not voluntarily make any disclosure or report or voluntarily provide any information to any PRC Tax Authority or other PRC governmental authority relating to any of the Transactions contemplated by this Agreement, the Transactions and the Transaction Documents. In the event that Depositary and/or the Custodian is required to provide any disclosure, report or information, in response to inquiry from any PRC tax authority or other PRC governmental authority relating to any of the transactions contemplated by this Agreement, the Transactions and the Transaction Documents, the Depositary and/or the Custodian shall, to the extent commercially reasonable, use reasonable efforts to cooperate with any reasonable request of the Shareholder in responding to such request and shall in good faith take into account the views of Shareholder in so responding.

When the Depositary and/or the Custodian becomes aware of any such Tax being asserted by any tax authority, it shall notify the Shareholder in writing as soon as practicable. At the Shareholder’s cost and expense, each party shall cooperate in good faith and cause their affiliates to cooperate with the other party in promptly responding to and defending against or appealing Tax notices, inquiries, assessments, claims and the like and shall use their respective commercially reasonable efforts to cause to be taken actions advisable to respond on a timely basis. The Depositary and/or the Custodian shall (i) promptly notify the Shareholder in writing of any notification or other communication relating to any of the foregoing inquiries, claims and the like (or any matter in connection therewith) received by the Depositary and/or the Custodian and (ii) forward to the Shareholder copies of all notices and material communications with any party relating to any such matter, to the extent permitted by law.

The Depositary and the Custodian shall not make any elective payment or settlement with the applicable authority imposing the Tax with respect to this Agreement, the Transactions or Transaction Documents without the Shareholder’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless, the Depositary or the Custodian receives a written notice of assessment from any Tax Authority resulting in a Tax liability relating to any of the foregoing transactions, and in its sole discretion, Depositary or Custodian determines that failure to make such payment or settlement may adversely affect the ADR program for the Company’s ADSs, the reputation, licenses, ability to continue business in the relevant jurisdiction or the relationship with any governmental, regulatory or tax authority, of the Depositary, the Custodian, or their affiliates, or could result in fines, penalties, liens or imprisonment. The failure to notify the Shareholder in writing shall not relieve the Shareholder of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Shareholder.

The foregoing indemnity and hold harmless agreement of the Shareholder shall not apply with respect to any Tax on gross or net income of Citibank, N.A. imposed by reason of any present or former connection between the Depositary or the Custodian, on the one hand, and the authority imposing the Tax, on the other hand, other than entering into, receiving payments and Shares on deposit under, the Transactions, the Agreement and the Transaction Documents. The foregoing indemnity and hold harmless agreement of the Shareholder shall also not apply with respect to any Tax imposed (other than any Tax imposed under PRC Bulletin 7 or any similar or successor rule or regulation) by reason of the Depositary’s or the Custodian’s failure to comply with (a) any certification, identification, information, documentation or other reporting requirement if (x) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of such Tax and (y) the Shareholder shall have reasonably requested that the Depositary and the Custodian comply with such requirement or (b) with its obligations hereunder to assist the Shareholder in connection with its efforts to mitigate any Taxes asserted by any tax authority. Without prejudice to the survival of any other agreement contained herein, the Shareholder’s agreements and obligations contained in this Section will survive the payment in full of any amounts due hereunder, the settlement or termination of the Transactions and any termination of this Agreement.

“Bulletin 7” means the Bulletin Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Property by Non-Resident Enterprises, SAT Bulletin [2015] No. 7 (《关于非居民企业间接转让财产企业所得税若干问题的公告》（国家 税务总局公告2015 年第7 号）), promulgated by the SAT on February 3, 2015, as amended, supplemented or otherwise revised from time to time

“Tax(es)” means any present or future taxes, duties, levies, imposts, assessments, fees, stamp, documentary taxes, capital gains, excise or property taxes or governmental charges of whatever nature and any related interest, surcharges or penalties with respect thereto.

(d)	The indemnification and hold harmless provisions of this Section [8] shall survive the completion of the transactions contemplated in the Transaction Documents and this Agreement, and any termination or expiration of this Agreement.

9.            Cooperation. Each of the parties shall, and shall use commercially reasonable efforts to procure that any necessary third parties shall, execute and deliver to the other parties such other instruments and documents and take such other action as is reasonably necessary to fulfill the provisions of this Agreement in accordance with its terms.

10.         Governing Law and Jurisdiction. This Agreement shall be interpreted in accordance with, and all the rights and obligations hereunder and provisions hereof shall be governed by, the laws of the State of New York applicable to contracts made and to be wholly performed in that state.

The parties agree that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of, or in connection with, this Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

The Company confirms that it has designated and appointed [_______________] as its agent for service of process in any proceedings before any United States Federal or State court sitting in New York City in connection with the Deposit Agreement and this Agreement.

The parties irrevocably waive, to the fullest extent permitted by law, any and all rights to trial by jury in any legal proceeding arising out of or in connection with this Agreement, and any objection that they may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in this Section [10], and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties further irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement.

11.         Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) upon confirmation of receipt, when transmitted by facsimile transmission on a New York business day, (iii) on receipt, after dispatch by registered or certified mail, postage prepaid, (iv) 72 hours after dispatch, if transmitted by a reputable international courier service (with confirmation of delivery), and (v) when sent, if sent by email on a New York business day in each case, addressed as follows:

If to the Company:.

If to the Depositary:

If to the Shareholder:

If to [___]:

12.        Acknowledgments. Each of the parties hereto understands that [_________] will be relying on the representations and warranties made in this Agreement in rendering their respective opinions with respect to the sale of the Subject Ordinary Shares or ADSs corresponding thereto, as applicable, pursuant to Rule 144.

13.        Force Majeure. Notwithstanding anything contained herein, neither the Depositary nor the Company shall be obligated to do or perform any act hereunder which is inconsistent with the provisions of the Deposit Agreement (except as may be contemplated hereunder) or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of this Agreement, by reason of any provision of any present or future law or regulation of the United States, the Cayman Islands or any other country, or of any governmental authority or other regulatory authority having jurisdiction over the Custodian, the Depositary and/or the Company or stock exchange on which the Ordinary Shares or ADSs are listed, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Amended and Restated Memorandum and Articles of Association of the Company or any provision of or governing any deposited Subject Ordinary Shares, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions, computer failure, biochemical incident, any pandemic, epidemic, or similar prevalent disease or illness with an actual or possible threat to human life, quarantine order or similar restriction imposed by any public authority), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or in the Amended and Restated Memorandum and Articles of Association of the Company or provisions of or governing deposited Subject Ordinary Shares, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Subject Ordinary Shares for deposit, any holder or beneficial owner of ADSs issued with respect thereto or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a holder or beneficial owner of ADSs issued pursuant to this Agreement to benefit from any distribution, offering, right or other benefit which is made available to holders of deposited Subject Ordinary Shares but is not, under the terms of the Deposit Agreement, made available to holders of such ADSs, or (v) for any consequential or punitive damages (including lost profits) for any breach of the terms of this Agreement. The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. No disclaimer of liability under the Securities Act is intended by any provision of this Agreement.

14.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

The parties have caused this Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

ALIBABA GROUP HOLDING LIMITED

By:
Name:
Title:

[Signature Page to the Delegending Agreement]

[SHAREHOLDER]

By:
Name:
Title:

[Signature Page to the Delegending Agreement]

[___________]

By:
Name:
Title:

[Signature Page to the Delegending Agreement]

CITIBANK, N.A., as ADS Depositary

By:
Name:
Title:

[Signature Page to the Delegending Agreement]